Exhibit 99.3 Reconciliation of Adjusted income from continuing operations

	As reported Quarter Ended March 31, 2013		As adjusted Quarter Ended March 31, 2013	As reported Quarter Ended December 31, 2012		As adjusted Quarter Ended December 31, 2012	As reported Quarter Ended March 31, 2012		As adjusted Quarter Ended March 31, 2012
		Adjustments			Adjustments			Adjustments
Net sales	$537.5		$537.5	$458.7		$458.7	$361.5		$361.5
Operating costs and expenses:
Cost of sales	392.6		392.6	360.6		360.6	313.3		313.3
Depreciation and amortization	18.7		18.7	18.0		18.0	19.1		19.1
Selling and administrative	35.4		35.4	36.8		36.8	31.3		31.3
Loss on sale or impairment of long-lived assets, net	—	—	—	0.4	(0.4)	—	0.1	(0.1)	—
Other operating credits and charges, net	1.6	(1.6)	—	(4.1)	4.1	—	(0.2)	0.2	—
Total operating costs and expenses	448.3		446.7	411.7		415.4	363.6		363.7
Income (loss) from operations	89.2		90.8	47.0		43.3	(2.1)		(2.2)
Non-operating income (expense):
Interest expense, net of capitalized interest	(10.6)		(10.6)	(12.9)	2.7	(10.2)	(12.6)	(1.0)	(13.6)
Investment income	3.5		3.5	3.1		3.1	4.2		4.2
Other non-operating items	(0.7)		(0.7)	19.6	(20.0)	(0.4)	(0.1)		(0.1)
Total non-operating income (expense)	(7.8)		(7.8)	9.8		(7.5)	(8.5)		(9.5)
Income (loss) from continuing operations before taxes and equity in income (loss) of unconsolidated affiliates	81.4		83.0	56.8		35.8	(10.6)		(11.7)
Provision (benefit) for income taxes	23.2	(23.2)	—	12.0	(12.0)	—	(1.2)	1.2	—
"Normalized" tax rate @ 35%	—	31.6	31.6	—	14.0	14.0	—	(4.7)	(4.7)
Equity in (income) loss of unconsolidated affiliates	(7.2)		(7.2)	(4.3)		(4.3)	1.8		1.8
Income (loss) from continuing operations	65.4		58.6	49.1		26.1	(11.2)		(8.8)
Loss from discontinued operations before taxes	(0.1)		(0.1)	(3.8)		(3.8)	(0.2)		(0.2)
Benefit for income taxes	—		—	(0.8)		(0.8)	(0.1)		(0.1)
Loss from discontinued operations	(0.1)		(0.1)	(3.0)		(3.0)	(0.1)		(0.1)
Net income (loss)	$65.3		$58.5	$46.1		$23.1	$(11.3)		$(8.9)
Income (loss) per share of common stock (basic):
Income (loss) from continuing operations	$0.47		$0.42	$0.35		$0.19	$(0.08)		$(0.06)
Loss from discontinued operations	—		—	(0.02)		(0.02)	—		—
Net income (loss) per share	$0.47		$0.42	$0.33		$0.17	$(0.08)		$(0.06)
Income (loss) per share of common stock (diluted):
Income (loss) from continuing operations	$0.45		$0.41	$0.34		$0.18	$(0.08)		$(0.06)
Loss from discontinued operations	—		—	(0.02)		(0.02)	—		—
Net income (loss) per share	$0.45		$0.41	$0.32		$0.16	$(0.08)		$(0.06)

Average shares of stock outstanding - basic	138.4		138.4	138.6		138.6	136.6		136.6
Average shares of stock outstanding - diluted	144.4		144.4	143.3		143.3	136.6		136.6